UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    October 24, 2014

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01        Completion of Acquisition or Disposition of Assets

On October 24, 2014, Frontier Communications Corporation (the “Company”) acquired all of the issued and outstanding capital stock of The Southern New England Telephone Company and SNET America, Inc. (the “Transferred Companies”) from AT&T Inc. for a purchase price of $2 billion in cash, subject to adjustment based on the net working capital of the Transferred Companies at closing.  The Transferred Companies operate, among other things, AT&T’s wireline business, statewide fiber network, and U-verse operations in Connecticut.  As part of the acquisition, the Company also acquired AT&T’s DISH satellite TV customers in Connecticut.

The Company financed the acquisition with (i) the net proceeds of $1.519 billion from its registered debt offerings in September 2014, which had been placed in escrow pending the closing of the acquisition, (ii) a drawdown of $350 million under its senior unsecured delayed draw term loan facility with CoBank, ACB, as administrative agent, lead arranger and a lender, and the other lenders from time to time party thereto, and (iii) cash on hand for the remainder of the purchase price.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01        Other Events

A copy of the press release announcing the completion of the acquisition is attached here as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(d)Exhibits

99.1Press Release, dated October 24, 2014, of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER Communications CORPORATION

Date: October 24, 2014	By:/s/ David G. Schwartz
David G. Schwartz
Vice President, Corporate Counsel and
Assistant Secretary